SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]     Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Strayer Education, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

STRAYER EDUCATION, INC.
1100 Wilson Blvd, Suite 2500
Arlington, VA 22209
(703) 247-2500

Dear Fellow Stockholder:

You are cordially invited to attend the 2004 annual meeting of Stockholders of Strayer Education, Inc. (the "Corporation"), to be held at 8:30 a.m. local time on May 4, 2004, at the St. Regis Hotel, 923 16th Street, N.W., in Washington, DC.

At this year's meeting, you will vote on (i) the election of ten out of twelve directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditors and (iii) any other matters that may properly come before the meeting. We have attached a notice of meeting and a proxy statement that contain more information about these items and the meeting.

Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

We look forward to seeing you at the 2004 Annual Meeting of Stockholders.

Sincerely,
/s/ ROBERT S. SILBERMAN
ROBERT S. SILBERMAN Chairman of the Board and Chief Executive Officer

March 31, 2004

STRAYER EDUCATION, INC.

1100 Wilson Blvd, Suite 2500
Arlington, VA 22209
(703) 247-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2004 Annual Meeting of Stockholders of Strayer Education, Inc. (the "Corporation"), will be held at the St. Regis Hotel, 923 16th Street, N.W., in Washington, DC, on May 4, 2004, at 8:30 a.m. for the following purposes:

1.	To elect ten out of twelve directors to the Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Corporation.

3.	To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH, 22, 2004. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors
/s/ Steven A. McArthur
Steven A. McArthur Secretary

Arlington, VA
March 31, 2004

STRAYER EDUCATION, INC.
1100 Wilson Blvd, Suite 2500
Arlington, VA 22209
(703) 247-2500

PROXY STATEMENT

Annual Meeting of Stockholders
May 4, 2004

This Proxy Statement is furnished on or about March 31, 2004, to holders of the common stock of Strayer Education, Inc. (the "Corporation"), 1100 Wilson Blvd, Suite 2500, Arlington, VA 22209, in connection with the solicitation on behalf of the Board of Directors of the Corporation of proxies to be voted at the 2004 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 8:30 a.m. local time on May 4, 2004, at the St. Regis Hotel, 923 16th Street, in Washington, DC.

The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The Corporation has also retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $5,000 plus reimbursement of its out-of-pocket expenses.

Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving notice of such revocation to the Secretary of the Corporation at the Corporation's executive offices at 1100 Wilson Blvd, Suite 2500, Arlington, VA 22209, or by attending the meeting and voting in person.

At the close of business on March 22, 2004, there were 13,920,395 shares of the common stock of the Corporation outstanding and entitled to vote at the meeting. Only common stockholders of record on March 22, 2004 will be entitled to vote at the meeting, and each share will have one vote. As described beginning on page 2, the Corporation also has a class of convertible preferred stock which is, as of March 22, 2004, convertible into 865,431 shares of common stock (including payment-in-kind dividends accrued through March 14, 2004) and which, as a class, is currently entitled to designate one out of twelve members of the Board of Directors of the Corporation. Convertible preferred stockholders are not entitled to vote on the matters for which proxies are being solicited hereby.

Voting Information

At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. The election of the Board of Directors' nominees for ten common stock directors will require the affirmative vote of a plurality of the common shares present in person or represented by proxy and entitled to vote in the election of directors. Ratification of the appointment of the Corporation's independent auditors and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the common shares present in person or represented by proxy and entitled to vote thereon. Under Maryland law and the Corporation's Articles of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all common stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast "For" each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a common stockholder present in person or represented by proxy at the meeting, other than the election of directors, has the same legal effect as a vote "Against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. Broker non-votes will have the effect of reducing the number of shares considered present and entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the election of directors.

A common stockholder may, with respect to the election of directors, (1) vote for the election of all named director nominees, (2) withhold authority to vote for all named director nominees or (3) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card.

Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a common stockholder, proxies will be voted for the election of all named director nominees. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

PROPOSAL 1

Election of Common Stock Directors

The Corporation currently has a twelve member Board. The common stockholders are currently entitled to elect eleven members of the Board (but there is one vacancy, and so will be voting on ten nominees) and the convertible preferred stockholders are currently entitled to elect one member of the Board. On March 15, 2004, the Corporation completed a secondary offering of 3,450,000 shares of its common stock in which the convertible preferred stockholders sold approximately 67% of their aggregate holdings by converting a portion of their Series A Convertible Redeemable Preferred Stock, partially exercising an option to purchase common shares and selling the resulting shares of common stock in the offering. Upon completion of the offering, approximately 13.5% of the Corporation's Series A Convertible Redeemable Preferred Stock originally issued remained outstanding. As a result of the offering, the number of members of the Board that the preferred stockholders were entitled to elect was reduced from four to one. As of March 15, 2004, Messrs. Coulter, Grusky, and Wargo resigned from their positions as convertible preferred stock directors and were then reappointed to the Board as common stock directors to fill the vacancies created by their resignations. There is one common stock director vacancy at present.

All ten of the directors which the common stockholders are currently entitled to elect are to be elected at the Annual Meeting. It is intended that the votes represented by the proxies will be cast for the election as directors (for a term of one year or until their successors are chosen and qualified) of the persons listed below. Each of the nominees is currently a director of the Corporation. There is one other member of our board of directors who is entitled to be elected by the purchasers of our Series A Convertible Redeemable Preferred Stock pursuant to the terms of the Corporation's Series A Convertible Redeemable Preferred Stock. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as common stock directors of the Corporation and a separate table presents information concerning the one director who is to be elected by the holders of our Series A Convertible Redeemable Preferred Stock, including in each case their current membership on Committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

Nominees for Common Stock Directors

Name/Title	Age	Board Committees	Elected to Strayer Board	Common Stock	Vested Options*	Unvested Options	Convertible Preferred
Robert S. Silberman,	46	—	2001	6,119	333,333	66,667	0
Chairman & CEO
Dr. Charlotte F. Beason,	56	Nominating/	1996	3,450	0	0	0
Director		Governance
William E. Brock,	73	Nominating/	2001	0	6,666	3,334	0
Director		Governance
David A. Coulter,	56	Compensation	2002	0	6,666	3,334	0
Director
Gary Gensler,	46	Audit	2001	3,000	6,666	3,334	0
Director
Robert R. Grusky,(a)	46	Nominating/	2001	0	0	0	0
Director		Governance
Robert L. Johnson,	57	Compensation	2003	2,008	3,333	6,667	0
Director
Todd A. Milano,	51	Audit	1996	10,416	0	0	0
Director
G. Thomas Waite, III,	52	Audit	1996	3,128	0	0	0
Director
J. David Wargo,(a)	50	Compensation	2001	0	0	0	0
Director

*	Or will vest within 60 days of the date of this proxy statement.
(a)	Messrs. Grusky and Wargo do have an economic interest in the Company as passive limited partners in New Mountain Investments, LP, which is the general partner of New Mountain Partners, LP ("NMP"). NMP is the entity which owns 865,431 shares of Series A convertible preferred stock and 767,000 options of common stock.

Robert S. Silberman	has been Chairman of the Board since February 2003 and Chief Executive Officer since March 2001. Mr. Silberman was Executive in Residence at New Mountain Capital, LLC from August 2000 to March 2001. From 1995 to 2000, Mr. Silberman served as President and Chief Operating Officer (and in certain other capacities) of CalEnergy Company, Inc. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Mr. Silberman has been a Director of the Corporation since March 2001 and also serves on the Board of Directors of Surgis, Inc.

Dr. Charlotte F. Beason	is a consultant in education and health care administration. From 1988 to 1996, Dr. Beason was Director of Health Professions Education Service and the Health Professional Scholarship Program at the Department of Veterans Affairs. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of

the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing); Dr. Beason is currently a member of the Accreditation Review Committee of the American Nurses Credentialing Commission. Dr. Beason is a member of the Nominating/Governance Committee of the Board and also a member of the Strayer University Board of Trustees.

Mr. William E. Brock	is the Founder and has been Chairman of BRIDGES Learning Systems, Inc., an education services company, since 1996. From 1988 to 1995, Mr. Brock was the founder and Chairman of the Brock Group, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Mr. Brock served as the U.S. Secretary of Labor. From 1981 to 1985, Mr. Brock served as the U.S. Special Trade Representative. From 1977 to 1981 Mr. Brock served as Chairman of the Republican National Committee. Mr. Brock served as a U.S. Senator from the State of Tennessee from 1971 to 1977. Mr. Brock is also a Director of On Assignment, Inc., Health Extras, Inc. and Federal Medical, Inc. Mr. Brock is Chair of the Nominating/Governance Committee of the Board.

Mr. David A. Coulter	has been Vice Chairman, J.P. Morgan Chase & Co. since December 2000. Mr. Coulter was Vice Chairman of The Chase Manhattan Corporation from July 2000 to December 2000. Prior to joining Chase, Mr. Coulter led the west coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation. Mr. Coulter currently serves on the Board of Directors of PG&E Corporation, and he is Chair of the Compensation Committee of the Board.

Mr. Gary Gensler	served as Under Secretary of the U.S. Department of the Treasury from 1999 to 2001, and before that as Assistant Secretary of the Treasury from 1997 to 1999. From 1988 to 1997, Mr. Gensler was a partner of The Goldman Sachs Group, L.P., where he served in various capacities including co-head of finance, responsible for controllers and treasury worldwide. Mr. Gensler is co-author of "The Great Mutual Fund Trap." He serves as a Trustee of the Baltimore Museum of Art, the Bryn Mawr School and The Enterprise Foundation, and is a member of the Board of Visitors of the University of Maryland Baltimore County and is a member of the Board of the Johns Hopkins Center for Talented Youth. Mr. Gensler also serves on the Management Advisory Board of New Mountain Capital, LLC. Mr. Gensler is Chair of the Audit Committee of the Board.

Mr. Robert R. Grusky	has been a Member of New Mountain Capital, LLC since January 2000. Since 2000, Mr. Grusky has also been the managing member of the limited liability company that is the general partner of Hope Capital Partners, L.P., an investment partnership that invests primarily in public equities. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990-1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities, including Vice President, at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He is also on the Board of Directors of Surgis, Inc., National Medical Health Card Systems, Inc. and a member of the Board of Trustees of Hackley School and the Multiple Myeloma Research Foundation. Mr. Grusky is a member of the Nominating/Governance Committee of the Board.

Mr. Robert L. Johnson	is the founder and Chief Executive Officer of Black Entertainment Television (BET), a subsidiary of Viacom and the leading African American-operated media and entertainment company in the United States. Mr. Johnson has held this position for more than five years. Mr. Johnson previously held positions at the Washington Urban League and the Corporation for Public Broadcasting. Mr. Johnson serves on the following boards: US Airways; Hilton Hotels Corporation; General Mills; United Negro College Fund; National Cable Television Association; and the American Film Institute. Mr. Johnson is also a member of the Board of Governors for the Rock and Roll Hall of Fame in Cleveland, Ohio and the Brookings Institute. Mr. Johnson is a member of the Compensation Committee of the Board.

Mr. Todd A. Milano	has been President and Chief Executive Officer of Central Pennsylvania College since 1989. Mr. Milano is a member of the Audit Committee of the Board and is also a member of the Strayer University Board of Trustees.

Mr. G. Thomas Waite, III	has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite is a member of the Audit Committee and is also a member of the Strayer University Board of Trustees.

Mr. J. David Wargo	has been a Member of New Mountain Capital, LLC since January 2000. Since 1993, Mr. Wargo as also been the President of Wargo and Company, Inc., an investment management Company. From 1989 to 1992, Mr. Wargo was a Managing Director and Senior Analyst of The Putnam Companies, a Boston-based investment management company. From 1985 to 1989, Mr. Wargo was a partner and held other positions at Marble Arch Partners. Mr. Wargo is also a Director of On Command Corporation and OPENTV Corporation. Mr. Wargo is a member of the Compensation Committee of the Board.

Information Concerning Convertible Preferred Stock Director

The following table presents information as of the date of this proxy statement concerning Steven B. Klinsky, the member of our Board of Directors elected to our Board of Directors by purchasers of our Series A Convertible Redeemable Preferred Stock. Mr. Klinsky was initially elected to our Board of Directors in March 2001. Mr. Klinsky is the Presiding Outside Director and serves as the chair of meetings of the Corporation's independent directors which are held following all regularly scheduled meetings of the Board.

Name/Title	Age	Board Committees	Elected to Strayer Board	Common Stock	Vested Options	Unvested Options	Convertible Preferred
Steven B. Klinsky, Director	47	—	2001	0	0	0	865,431	(a)

(a)	Common Stock Equivalents. See note (a) to "Beneficial Ownership of Common Stock" table below.

Mr. Steven B. Klinsky	is the founder and has been the Managing Member and Chief Executive Officer of New Mountain Capital, LLC since January 2000. From 1987 to June 1999, Mr. Klinsky was a general partner of Forstmann Little & Co., a private equity firm. Mr. Klinsky was non-executive Chairman of the Board of the Corporation from March 2001 until February 2003 and is currently the Board's Presiding Outside Director. He also serves on the Board of Directors of Surgis, Inc. and is the non-executive Chairman of the Board of National Medical Health Card Systems, Inc.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. The current Committee membership is as follows:

Director's Name	Audit	Compensation	Nominating/ Governance
Robert S. Silberman
Charlotte F. Beason			X
William E. Brock			X
David A. Coulter		X
Gary Gensler	X
Robert R. Grusky			X
Steven B. Klinsky
Robert L. Johnson		X
Todd A. Milano	X
G. Thomas Waite, III	X
J. David Wargo		X

Audit Committee.    For the year ended December 31, 2003, the Audit Committee was composed of Messrs. Genlser (Chair), Grusky, Milano and Waite. Mr. Gensler was elected Chair of the Audit Committee in February, 2003. Mr. Milano was appointed to the Audit Committee in December, 2003. The Committee is currently comprised of Messrs. Gensler (Chair), Milano and Waite. The Committee performs a variety of tasks, including being directly responsible for the appointment, compensation and oversight of the Corporation's independent auditors, reviewing the Corporation's accounting policies and reviewing the Corporation's unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission that include financial statements, and reporting to the Board of Directors. The Audit Committee met four times during 2003; each member of the Audit Committee (as it was constituted at those times) attended those meetings. The Audit Committee has adopted a written charter, a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Vice President of Corporate Communications, 1100 Wilson Blvd. Suite 2500, Arlington, VA 22209, (703) 247-2500. The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of The National Association of Securities Dealers' Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. The Board of Directors has determined that Gary Gensler qualifies as an "audit committee financial expert", as defined by Securities and Exchange Commission Rules, based on his education, experience and background. A report of the Audit Committee is included below in this proxy statement.

Compensation Committee.    For the year ended December 31, 2003, the Compensation Committee was composed of Messrs. Klinsky (Chair), Coulter and Milano. The Compensation Committee is currently composed of Messrs. Coulter (Chair), Johnson and Wargo. The Compensation Committee, subject to the approval of the Board, has the authority and performs all of the duties related to approving the compensation of management of the Corporation, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Option Plan. The Compensation Committee met once during the year ended December 31, 2003; all members of the Compensation Committee (as it was constituted at that time) attended that meeting. A report of the Compensation Committee is included below in this proxy statement.

Nominating/Governance Committee.    For the year ended December 31, 2003, the Nominating/Governance Committee (the "Nominating Committee") was composed of Dr. Beason and Messrs. Brock (Chair), Johnson and Wargo. The Nominating Committee is currently composed of Dr. Beason and Messrs. Brock (Chair) and Grusky. The Board has determined that each of the members of the Nominating Committee are independent, as independence is defined in Rule 4200(a)(14) of The National Association of Securities Dealers' Listing Standards. The Nominating Committee is responsible for establishing qualifications for potential directors and considering and recommending prospective candidates for Board membership. The Nominating Committee met once during the year ended December 31, 2003; each member of the Nominating Committee (as it was then constituted at that time) attended that meeting.

The Nominating Committee is in the process of preparing a written charter and expects to adopt such charter prior to the Corporation's Annual Meeting on May 4, 2004. Following its adoption, the Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Sonya G. Udler, Vice President of Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. (In addition, as part of a planned website redesign in the second quarter of 2004, the Corporation will plan to make this document available on its corporate website, www.strayereducation.com.)

The Nominating Committee considers many factors when considering candidates for the Board. The Nominating Committee strives for the Board to be comprised of directors with a variety of experience and backgrounds and who represent the interest of stockholders as a whole. Other important factors in Board composition include diversity in its truest sense, skill, specialized expertise, level of education and/or business experience, broad-based business acumen, and experience and understanding of strategy and policy-setting, as well as having a commitment to maintaining the high academic quality of Strayer University and maximizing stockholder value. (The Nominating Committee also encourages all Board members to make an economic investment in the Corporation by purchasing shares directly.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, it is anticipated that the Board as a whole be able to operate in an atmosphere where the chemistry of the individuals is a key element.

The Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Nominating Committee expects to have the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

In considering persons to nominate for election as common stock directors, the Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Corporation, provided that such common stockholders (i) beneficially own more than 5% of the Corporation's common stock or (ii) have beneficially owned more than 1% of the Corporation's common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Steven A. McArthur, Corporate Secretary, 1100 Wilson Boulevard, Suite 2500, Arlington, VA 22209, giving the candidate's name, contact information, biographical data and qualifications, as well as evidence of the stockholder meeting the criteria set forth above. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee.

Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Corporation must also comply with the Corporation's By-laws regarding stockholder proposals and nominations. See "Stockholder Proposals" contained in this proxy statement.

Attendance at Meetings and Director Independence

The Board of Directors met four times during 2003. Each Director attended at least 75% of the meetings of the Board and of the meetings of the Board Committees on which he or she served as a member in 2003. At each regularly scheduled meeting of the Board, the independent directors meet in executive session. Mr. Klinsky, the Board's Presiding Outside Director, serves as the chair of these meetings. The Corporation strongly encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors attended the Corporation's last annual meeting of stockholders held on May 7, 2003.

The Board of Directors consists of a majority of independent directors, as independence is defined in Rule 4200(a)(14) of The National Association of Securities Dealers' Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Mr. Silberman, are independent under these standards.

Code of Ethics

The Board of Directors adopted a Code of Ethics in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. The Corporation will provide to any person without charge, upon request, a copy of such Code of Ethics. Persons wishing to make such a request should contact Sonya G. Udler, Vice President of Corporate Communications, 1100 Wilson Blvd. Suite 2500, Arlington, VA 22209, (703) 247-2500. (In addition, as part of a planned website redesign in the second quarter of 2004, the Corporation will plan to make this document available on the corporate website, www.strayereducation.com.) In the event that the Corporation makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the Corporation's principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, the Corporation intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Corporation's website, located at www.strayereducation.com.

Stockholder Communication with Directors

The Corporation has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Steven A. McArthur, Corporate Secretary, 1100 Wilson Boulevard, Suite 2500, Arlington, VA 22209. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication." All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Corporation's common stock or (ii) have beneficially owned more than 1% of the Corporation's common stock for at least one year will be forwarded to the Board. Stockholder-board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Corporation who will forward all appropriate communications to the Board.

Directors' Compensation

Directors who are employees receive no additional compensation for serving as directors. All directors are reimbursed for expenses incurred in connection with their attendance at Board and Committee meetings, and during 2003 non-employee directors received $2,000 in cash compensation for each Board of Directors meeting attended. As of January 1, 2004, non-employee directors will receive $4,000 in cash compensation for each Board of Directors meeting attended. Following the annual stockholders meeting occurring after new directors first join the Board, under the Corporation's Stock Option Plan, as amended in May 2001, such new directors are also granted options to purchase up to 10,000 shares of common stock pursuant to a mechanical pricing formula resulting in an exercise price set at a premium equal to the risk free rate of return above the then current market price. (Messrs. Klinsky, Grusky and Wargo elected not to receive cash or option compensation for serving on the Board as preferred stock directors in 2001, 2002 and 2003.)

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 (the "1934 Act") requires the Corporation's directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, and upon written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2003, all such filing requirements were met.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the ownership of the Corporation's common stock as of March 22, 2004 (except as otherwise indicated), by each person known by management of the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Corporation's common stock, each of the Corporation's directors, its CEO and the four next highest compensated executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by those persons or upon information otherwise provided by those persons to the Corporation. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on the record date plus those common stock equivalents and exercisable options held by the applicable beneficial owner. Percentages in the table below add up to more than 100% because certain of the stockholders represent duplicate entries when more than one individual or entity must report beneficial ownership as to the same shares, see footnotes (a) and (d) below.

Name of Beneficial Owner	Common Stock Beneficially Owned	Common Stock Equivalents from Preferred Stock Beneficially Owned	Options Currently Exercisable or Exercisable within 60 Days	Total	Percentage Owned
Stockholders:
New Mountain Partners, L.P. (a)	0	865,431	767,000	1,632,431	11.0%
FMR Corp. (b)	1,395,551	0	0	1,395,551	10.0%
Ron K. and Beverly Bailey (c)	767,000	0	0	767,000	5.5%
Baron Capital Management, Inc. (d)	745,350	0	0	745,350	5.4%
Directors:
Steven B. Klinsky (a)	0	865,431	767,000	1,632,431	11.0%
Robert S. Silberman	6,119	0	333,333	339,452	2.4%
Dr. Charlotte F. Beason	3,450	0	0	3,450	*
William E. Brock	0	0	6,666	6,666	*
David A. Coulter	0	0	6,666	6,666	*
Gary Gensler	3,000	0	6,666	9,666	*
Robert R. Grusky (a)	0	0	0	0	0
Robert L. Johnson	2,008	0	3,333	5,341	*
Todd A. Milano	10,416	0	0	10,416	*
G. Thomas Waite, III	3,128	0	0	3,128	*
J. David Wargo (a)	0	0	0	0	0
Officers:
Scott W. Steffey	2,098	0	217,083	219,181	1.6%
Mark C. Brown	1,371	0	49,582	50,953	*
Steven A. McArthur	3,443	0	41,667	45,110	*
Kevin P. O'Reagan	0	0	38,333	38,333	*
All Officers and Directors (20 persons)	37,350	865,431	1,488,662	2,391,443	15.4%

*	represents amounts less than 1%
(a)	As of March 22, 2004 (but giving effect to dividends accrued through March 14, 2004), based on a Schedule 13D/A filed with the SEC on March 15, 2004. Includes 767,000 shares owned by Ron K. and Beverly Bailey and their affiliated foundations, which New Mountain Partners, L.P. ("New Mountain Partners") has the option to purchase under a currently exercisable option at $30.00 per share. Includes 865,431 shares of common stock issuable upon the conversion of 780,708 shares of Series A

Convertible Preferred Stock owned by New Mountain Partners. New Mountain Partners' address is 712 Fifth Avenue, 23rd Floor, New York, NY 10019. New Mountain Investments, L.P. ("NMI") is New Mountain Partners' general partner and New Mountain GP, LLC ("NM") is NMI's general partner. Mr. Klinsky is the sole member of NM. Messrs. Grusky and Wargo are passive limited partners in NMI. Messrs. Klinsky, Grusky and Wargo disclaim beneficial ownership of the shares owned by New Mountain Partners, except to the extent of their pecuniary interest therein.
(b)	As of December 31, 2003, based on a Schedule 13G/A filed with the SEC on February 17, 2004. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock. The interests of Fidelity Contrafund and Fidelity OTC Portfolio, each an investment company registered under the Investment Company Act of 1940, in the common stock amounted to 589,499 and 551,200 shares, respectively, at December 31, 2003. The address is: 82 Devonshire Street, Boston, MA 02109.
(c)	The shares owned by Mr. and Mrs. Bailey are subject to an irrevocable option to purchase granted to New Mountain Partners which is currently exercisable at $30.00 per share. The option expires on May 15, 2004. The Baileys' address is: 550 North Reo Street., #300, BFF, Tampa, FL 33609.
(d)	As of December 31, 2003, based on a Schedule 13G filed with the SEC on February 13, 2004. Baron Capital Management, Inc. is an investment adviser with respect to these shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. The address is: 767 Fifth Avenue, New York, NY 10153.

COMPENSATION

Executive Compensation

The following table sets forth annual and long-term compensation for the fiscal years ended December 31, 2001, 2002 and 2003 for services in all capacities to the Corporation of the Chief Executive Officer and the other four highest compensated executive officers.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
	Year	Salary		Bonus	All Other Compensation(f)	Securities Underlying Options/SAR's
Robert S. Silberman	2003	$420,000		$550,000	$4,000	100,000 shares
Chairman & CEO	2002	$358,750		$300,000	$110,215
	2001	$290,242	(a)	$265,000	$136,575	350,000 shares
Scott W. Steffey	2003	$227,000		$300,000	$4,000	25,000 shares
Executive VP & COO	2002	$213,281		$170,000	$4,000
	2001	$170,539	(b)	$210,000	$93,150	250,000 shares
Mark C. Brown	2003	$186,500		$250,000	$3,730	10,000 shares
Senior VP & CFO	2002	$179,375		$135,000	$94,161
	2001	$57,212	(c)	$70,000	$32,303	85,000 shares
Steven A. McArthur	2003	$190,000		$250,000	$3,800	25,000 shares
Senior VP & Gen. Counsel	2002	$179,375		$150,000	$70,755
	2001	$114,569	(d)	$135,000	$43,856	125,000 shares
Kevin P. O'Reagan	2003	$160,000		$125,000	N/A	10,000 shares
Vice President & CTO	2002	$153,750		$75,000	N/A
	2001	$92,885	(e)	$60,000	N/A	40,000 shares

(a)	Mr. Silberman joined the Corporation in March 2001. The 2001 salary amount is prorated.
(b)	Mr. Steffey joined the Corporation in March 2001. The 2001 salary amount is prorated.
(c)	Mr. Brown joined the Corporation in September 2001. The 2001 salary amount is prorated.
(d)	Mr. McArthur joined the Corporation in May 2001. The 2001 salary amount is prorated.
(e)	Mr. O'Reagan joined the Corporation in July 2001. The 2001 salary amount is prorated.
(f)	Other Compensation reflects, if applicable, Corporation 401(k) match of up to $4,000 and reimbursement for relocation expenses and associated tax gross-up.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (a)	% of Total Options Grants to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Fair Value of Options at Grant Date (b)
Robert S. Silberman	100,000	43%	$53.61	Feb. 11, 2009	$2,128,000
Chairman & CEO
Scott W. Steffey	25,000	11%	$53.61	Feb. 11, 2009	$532,000
Executive VP & COO
Mark C. Brown	10,000	4%	$53.61	Feb. 11, 2009	$213,000
Senior VP & CFO
Steven A. McArthur	25,000	11%	$53.61	Feb. 11, 2009	$532,000
Senior VP & Gen. Counsel
Kevin P. O'Reagan	10,000	4%	$53.61	Feb. 11, 2009	$213,000
Vice President & CTO

(a)	Vesting one-third on each of February 11, 2004, 2005 and 2006.
(b)	Fair value of options at grant date is computed using Black-Scholes methodology.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values*

	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options Held at Fiscal Year End (#)		Value of Unexercised in-the-Money Options at Fiscal Year End ($)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable
Robert S. Silberman	0	$0		233,333	216,667	$17,533,000	$14,289,000
Scott W. Steffey	0	$0		166,666	108,334	$12,524,000	$7,643,000
Mark C. Brown	0	$0		56,666	38,334	$3,479,000	$2,291,000
Steven A. McArthur	83,333	$3,503,400	*	0	66,667	$0	$4,512,000
Kevin P. O'Reagan	0	$0		26,666	23,334	$1,683,000	$1,394,000

*	Pre-tax value.

Peer Group-Performance Graph

The following performance graph compares the Corporation's cumulative stockholder return on its Common Stock since December 31, 1998 with The NASDAQ Stock Market (U.S.) Index and a self-determined peer group consisting of Apollo Group Inc. (APOL), ITT Educational Services Inc. (ESI), DeVry Inc. (DV), Career Education Corporation (CECO), Corinthian Colleges Corporation (COCO) and Education Management Company (EDMC). At present, there is no comparative index for the education industry. Although the Securities and Exchange Commission ("SEC") requires the Corporation to present such a graph for a five-year period, the Common Stock of one of the peers has been publicly traded only since a certain date noted under the graph. (It should also be noted that the Corporation underwent a significant change in its capital structure and executive management in May 2001.) This graph is not deemed to be "soliciting material" or to be filed with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act or the Securities Exchange Act.

Comparison of 60 Month Cumulative Total Return*
Among Strayer Education, Inc.
The NASDAQ Stock Market (U.S.) Index and a Peer Group

Name	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Strayer Education, Inc.	100	56	73	138	163	309
NASDAQ Stock Market (U.S.)	100	186	113	89	61	91
Peer Group	100	65	146	174	216	354

*	$100 invested on 12/31/98 in stock or index—including reinvestment of dividends fiscal year ending December 31.

NOTE: Peer group consists of Apollo Group Inc., Career Education Corp., Corinthian Colleges, Inc. (since February 1999), DeVry Inc., Education Management Corp. and ITT Education Services Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has prepared the following report on the Committee's policies with respect to the compensation of executive officers for 2003. The Corporation's executive officer compensation is determined by the Compensation Committee, subject to the approval of the Board. The Compensation Committee meets from time to time during the year as may be required to address compensation and option issues associated with new officer hires and director appointments, as well as, if applicable, making option grants as long-term compensation and making other determinations or recommendations with respect to employee benefit plans and related matters. The Committee also meets specifically at the February Board meeting (when audited year-end financials are available) to award bonuses with respect to the just completed fiscal year, and determine executive officer salaries with respect to the next fiscal year.

Compensation Principles

1.	The Compensation Committee believes that compensation of the Corporation's key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and encourage and reward superior performance.

2.	It is the policy of the Corporation that the three primary components of the Corporation's total compensation package (base salary, cash bonuses and grants of stock options) will be considered in the aggregate in determining the amount of any one component.

3.	The Committee believes the Corporation should make initial option grants to executive officers upon commencement of employment in order to more closely align their interests with stockholders.

4.	The Committee seeks to reward achievement of specific long and short-term individual and corporate performance goals by authorizing annual cash bonuses.

5.	The Compensation Committee's criteria for assessing executive performance in any year is based on the Corporation meeting consolidated financial targets set by the Board against an approved budget, and the Committee's exercise of its judgment regarding the performance of executive officers against other individual and corporate performance goals approved by the Board.

6.	The Committee's guiding principles are focused on encouraging officers and directors to think like owners. To this end, the Committee:

i.	Generally requires senior officers to purchase outright in the market and hold during their term of employment a meaningful number of common shares;

ii.	Generally requires commitment by senior officers to hold without exercise during their term of employment at least 75% of their granted stock options or, upon exercise, to hold at least 75% of the resulting common shares acquired upon exercise;

iii.	Encourages Board members to purchase common shares outright in the market and hold these during their term; and

iv.	Requires that those Board members who receive option grants upon joining the Board will have the exercise price of those options set at a premium above the then current market price equal to the risk free rate of return.

During 2003, the Corporation's executive compensation included a base salary, cash bonus and long-term compensation in the form of stock options awarded under the Corporation's Employee Stock Option Plan. As described above, the cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance against consolidated financial targets set by the Board and meritorious and diligent individual efforts. The Committee did not specifically make the basis of its recommendations the comparison with any companies in the same industry. The long-term stock option grants made by the Compensation Committee are intended to align the interests of executives and the Corporation's stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for the Corporation's stockholders generally.

Robert S. Silberman, the Corporation's Chairman and Chief Executive Officer, has an existing employment agreement with the Corporation. The employment agreement provides for an initial three-year term, expiring on December 31, 2004, but is automatically extended for an additional year commencing on January 1, 2002 and each January 1 thereafter, unless the Corporation or Mr. Silberman has given written notice by September 30 of the immediately preceding year that it or Mr. Silberman, as the case may be, does not wish to extend the term of the agreement. Mr. Silberman's employment agreement currently provides for a base salary of $420,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target award of at least 75% of base salary, in the form of a bonus for each of the fiscal years during which he is employed, upon meeting certain individual, corporate and financial goals annually approved by the Board. In the event of termination without cause, the employment contract also provides for the payment of three years base salary and, if such termination is in connection with a change of control, an amount equal to three times the latest annual bonus award made to him under the agreement prior to the event of termination without cause.

At its February 10, 2004 meeting, the Compensation Committee recommended that the Board award Mr. Silberman a cash bonus of $550,000 in order to reflect Mr. Silberman's superior performance and significant accomplishments during the year based on the Corporation meeting specified consolidated financial targets approved by the Board against budget and viewed in the context of his own individual goals and the Corporation's overall performance. In addition, at the Compensation Committee's February 10, 2004 meeting, the Compensation Committee authorized salary increases and cash bonuses to other executives based on the Corporation meeting specified consolidated financial targets approved by the Board against budget and commensurate with the Compensation Committee's subjective assessment of their relative individual performance and in the context of the Corporation's overall performance.

In reviewing Mr. Silberman's compensation, the Compensation Committee first noted the Corporation had met various annual consolidated financial targets approved by the Board against budget and also subjectively considered Mr. Silberman's significant contribution to the management of the Corporation during the year, including: successfully implementing a variety of new business development, corporate sponsorship and online expansion activities, as well as managing the Corporation's successful expansion into Pennsylvania and Tennessee and obtaining regulatory approval to commence operations in Georgia. In the Committee's view, Mr. Silberman contributed very significantly to the Corporation, meeting the Board's annual consolidated financial goals and these various other achievements and, accordingly, the Compensation Committee believes his overall compensation was wholly justified.

Compensation Committee:

Steven B. Klinsky, Chair
David A. Coulter
Todd A. Milano

Dated: February 10, 2004

Other Compensation Plans

The Corporation maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers all full-time employees of the Corporation of at least 21 years of age. Effective January 1, 2004, employees may contribute up to $13,000 of their annual wages (subject to an annual limit prescribed by the Internal Revenue Code) as pretax, salary deferral contributions. The Corporation, in its discretion, matches employee contributions up to a current maximum authorized amount under the plan of 2% of annual wages. In 2003 the Company matched the full 2%. The Corporation also maintains an Employee Stock Purchase Plan (the "Employee Purchase Plan"). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Corporation, through payroll deductions, to purchase shares of our Common Stock at a 10% discount from the prevailing market price from time to time.

AUDIT COMMITTEE REPORT

The Audit Committee of the Strayer Education, Inc. Board of Directors is composed of three directors, all of whom are independent, as independence is defined in Rule 4200(a)(14) of The National Association of Securities Dealers' Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. The Audit Committee operates under a written charter adopted by the Board of Directors and approved by stockholders at the May 21, 2001 annual meeting. The Audit Committee is currently composed of Messrs. Gensler (Chair), Milano and Waite. The Audit Committee has adopted a written charter, a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Vice President of Corporate Communications, 1100 Wilson Blvd. Suite 2500, Arlington, VA 22209, (703) 247-2500. Under the Audit Committee Charter and the Committee's current policies, the Committee performs a variety of tasks, including being directly responsible for the appointment, compensation and oversight of the Corporation's independent auditors, reviewing the Corporation's accounting policies and reviewing the Corporation's unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission that include financial statements, and reporting to the Board of Directors.

The management of the Corporation is responsible for the Corporation's internal controls and financial reporting process and to maintain the Corporation's compliance with applicable accounting standards. PricewaterhouseCoopers LLP, the Corporation's independent auditors, are responsible for performing an independent audit of the Corporation's financial statements in accordance with generally accepted auditing standards and to provide a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In connection with this responsibility, during 2003 the Committee met and held discussions with management and the independent auditors four times. Management represented to the Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the review and discussions referred to above, the Committee, consisting of the members for fiscal year ended December 31, 2003, recommended to the Board of Directors that PricewaterhouseCoopers LLP be retained as auditors for fiscal year 2004 and that the audited financial statements for the year 2003 be included in the Corporation's annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Audit Committee:

Gary Gensler, Chair
Robert R. Grusky
G. Thomas Waite, III

Dated: February 10, 2004

Employment Agreements and Change in Control Arrangements

In April 2001, the Corporation entered into an employment agreement with Mr. Silberman. The employment agreement provides for an initial three-year term, expiring on December 31, 2004, but is automatically extended for an additional year commencing on January 1, 2002 and each January 1 thereafter, unless the Corporation or Mr. Silberman has given written notice by September 30 of the immediately preceding year that it or Mr. Silberman, as the case may be, does not wish to extend the term of the agreement. For his services, Mr. Silberman is entitled to receive an annual salary of at least $350,000 plus a performance bonus based on his overall performance.

In the event that Mr. Silberman is terminated by the Corporation without cause, he is entitled to receive three years base salary and, if such termination is in connection with a change of control, an amount equal to three times his latest bonus award made to him under the agreement prior to the event of termination without cause. The agreement also contains covenants restricting Mr. Silberman from competing with the Corporation for three years after his termination of employment and requires Mr. Silberman to keep confidential the Corporation's proprietary information.

None of the Corporation's other executive officers have entered into employment agreements with the Corporation.

Certain Transactions with Former Management

As of December 31, 2003, the Corporation had long-term operating leases for twenty-seven of its various campus and other administrative locations. The rents on these leases are all at market rates. Of these twenty-seven locations, one of the Virginia campuses was in 2003 leased from a company which was wholly-owned by Mr. Bailey, the Corporation's former President and Chief Executive Officer and former majority stockholder. Rent paid to Mr. Bailey under this operating lease (involving a total of 17,500 square feet) for the year ended December 31, 2003 totaled $346,000. The Corporation currently believes that this campus lease with Mr. Bailey which expires in 2006 is on terms at least as favorable to the Corporation as terms reached in an arm's length transaction.

PROPOSAL 2
Ratification of Appointment of Independent Auditors

The Audit Committee and the Board of Directors have appointed the accounting firm of PricewaterhouseCoopers LLP to serve as the Corporation's independent auditors for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP has acted as the Corporation's independent auditors for the fiscal year ended December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2004.

Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2002 and 2003:

	2002	2003
Audit Fees
Consolidated financial statements audit	$129,000	$145,500
Consent/comfort letter for filing of Form S-3	73,000	23,640	(a)
	202,000	169,140
Audit-Related Fees	—	—
Tax Fees
Preparation of corporate tax returns	18,000	19,543
Other tax services	7,770	18,459
	25,770	38,002
All Other Fees
License fee for accounting database	—	1,400
	$227,770	$208,542

(a)	New Mountain Partners and MidOcean Capital Investors have agreed to reimburse the Corporation for these expenses.

It is the Audit Committee's policy to pre-approve all audit and non-audit related services provided by the Corporation's independent auditors.

Stockholder Proposals

All stockholder proposals intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Corporation no later than January 4, 2005 and must otherwise comply with rules of the SEC for inclusion in the Corporation's proxy statement and form of proxy relating to the meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Corporation's proxy statement with respect to discretionary voting. The discretionary voting deadline for the Corporation's 2005 Annual Meeting is February 13, 2005. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Corporation's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Corporation's 2005 Annual Meeting of Stockholders.

Other Matters

The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

□

REVOCABLE PROXY

STRAYER EDUCATION, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2004
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Robert S. Silberman, Steven A. McArthur and Mark C. Brown or any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 4, 2004 at 8:30 a.m. (Eastern time) at the St. Regis Hotel, 923 16th Street, Washington, D.C., and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

(Continued and to be signed on the reverse side)

1 4 4 7 5

ANNUAL MEETING OF STOCKHOLDERS OF

STRAYER EDUCATION, INC.

May 4, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of ten Directors by all Common Stockholders:

NOMINEES:
FOR ALL NOMINEES	O Robert S. Silberman O Dr. Charlotte F. Beason
WITHHOLD AUTHORITY FOR ALL NOMINEES	O William E. Brock O David A. Coulter O Gary Gensler
FOR ALL EXCEPT (See instructions below)	O Robert R. Grusky O Todd A. Milano O Robert L. Johnson O G. Thomas Waite III O J. David Wargo

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of PricewaterhouseCoopers as independent auditors for the Corporation.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. However, if no direction is given, this proxy will be voted FOR the election of directors, FOR the ratification of the appointment of PricewaterhouseCoopers the Corporation's independent auditors, and on other matters in the discretion of the proxyholder as he may deem advisable.

    The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated March 31, 2004, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Please mark, date and sign this proxy and return it to ensure a quorum at the meeting. It is important whether or not you own few or many shares. Delay in returning your proxy may subject the corporation to additional expenses.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.